UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28925 Fountain Parkway, Solon, Ohio	44139
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (440) 519-8700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Agilysys, Inc. (the “Company”) entered into a revised compensation arrangement and employment agreement with James H. Dennedy, the Company’s President and Chief Executive Officer. The revised compensation arrangement and employment agreement are effective on April 1, 2012 and supersede Mr. Dennedy’s previous employment arrangement and agreement, which were entered into when he was appointed as Interim President and Chief Executive Officer in May 2011. Mr. Dennedy’s fiscal year 2013 base salary will be $400,000, his target annual incentive opportunity will be $350,000, and his long-term incentive award value will be $760,000. Under the terms of his employment agreement, Mr. Dennedy will be paid his base salary and target annual incentive and will receive one year of his health and welfare benefits upon termination without cause, or upon a substantial change to his responsibilities or compensation if he terminates his employment within 30 days following such change. His employment agreement contains provisions for the protection of the Company’s confidential information for an indefinite period and non-compete and non-hire clauses for a one-year period. Upon a change in control (as defined by Section 409(A) of the Internal Revenue Code) within the first two years after the date of his employment agreement, if Mr. Dennedy’s employment with the Company or its successor is terminated within the same two-year period, he will be paid severance equal to two years of each of his then base salary and target annual incentive.

Additionally, for Robert R. Ellis, the Company’s Chief Financial Officer, the Compensation Committee approved a fiscal year 2013 target annual incentive opportunity of $171,000 and a long-term incentive award value of $171,000.

Item	9.01 Financial Statements and Exhibits.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.

By:	/s/ Kyle C. Badger
Kyle C. Badger
Senior Vice President, General Counsel and Secretary

Date: March 26, 2012